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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 12, 1993, with respect to the financial statements of Care Enterprises, Inc. included in the Joint Proxy Statement of Care Enterprises, Inc. and Regency Health Services, Inc. which is made a part of
the Registration Statement (Form S-4 No. 33-          ) and Prospectus of
Regency Health Services, Inc. for the registration of 9,401,140 shares of its common stock.

     We also consent to the use of our report dated March 12, 1993 with respect to the schedules of Care Enterprises, Inc. included in Registration Statement
(Form S-4 No. 33-          ) and Prospectus of Regency Health Services, Inc.

                                          ERNST & YOUNG

Orange County, California
March 2, 1994